Exhibit 10.47

NEKTAR VARIABLE COMPENSATION PLAN

We recognize the importance of maintaining levels of compensation competitive with biopharmaceutical companies in comparable stages of development and a compensation plan that rewards both individual performance and the achievement of corporate objectives. For our employees, base salary represents the fixed component of their compensation. Our philosophy is to maintain conservative base salaries competitive with the industry median. Base salary levels are reviewed and established annually based on competitive marketplace data and individual performance.

The primary goal of the Nektar Variable Compensation Plan (the “VC Plan”) is to provide performance-based compensation to employees at all levels from the lowest level employees to the executive officers of the Company. In addition to base salary and equity compensation, the VC Plan is a key component of our overall compensation program. Bonuses paid under the VC Plan, if any, are linked to the achievement of specific corporate goals within various functional areas and divisions within the Company that are linked to four broad corporate objectives:

1. building product pipeline;

2. building a long term business;

3. organizational capabilities and infrastructure; and

4. financial performance.

Our Organization and Compensation Committee reviews performance semi-annually against these corporate objectives and determines employee bonus levels under the VC Plan based on level of achievement against those objectives as measured by a numerical weighting schema. Bonuses under the VC Plan are awarded semi-annually to employees based on each employee’s annual bonus target. Depending on employee level, the target bonus is set at between 5% and 30% of total cash compensation (total cash compensation is the employee’s salary plus the target bonus). Actual bonuses paid may range from 0% to 45% of the bonus percentage of total target cash compensation.